Exhibit 99.1

UNFI Elects Shamim Mohammad to its Board of Directors

PROVIDENCE, RHODE ISLAND (February 3, 2022) - United Natural Foods, Inc. (NYSE: UNFI) (“UNFI”) today announced it has appointed Mr. Shamim Mohammad to its Board of Directors, effective February 3, 2022. This appointment reflects UNFI’s ongoing commitment to Board refreshment, adding significant technology expertise to the Board in areas that can help advance UNFI’s long-term strategic objectives.

“Shamim’s proven track record in strategic leadership and development of forward-thinking technology solutions will make him a valuable addition to our Board,” said Jack Stahl, Independent Chair of UNFI’s Board.

Sandy Douglas, UNFI’s Chief Executive Officer said, “As UNFI executes our Fuel the Future strategy, we are focused on providing solutions for our customers and suppliers. Shamim’s knowledge and wealth of experience will help us create value for their businesses as well as for our shareholders.”

Mr. Mohammad serves as Executive Vice President and Chief Information and Technology Officer of CarMax Inc., the largest used car retailer in the United States, third largest wholesaler of used cars in the United States and a leading auto finance company. He has served CarMax in various senior technology roles with increasing responsibility since 2012. Prior to joining CarMax, Mr. Mohammad held information technology leadership roles at BJ’s Wholesale Club Inc., Blockbuster, Inc. and TravelClick, Inc., a marketing technology and data analytical startup. Mr. Mohammad is a registered CPA.

Mr. Mohammad is passionate about building organizational agility through the innovative use of technology, as well as cultivating digital talent by fostering a culture of learning and innovation. In 2021, he was featured by Forbes Magazine as one of the top 50 CIOs in the nation who are redefining the CIO role and driving game-changing innovation. In 2020, MIT Sloan selected Mr. Mohammad as the recipient of the CIO Leadership Award, which recognizes CIOs who lead their organizations to deliver exemplary levels of business value through the innovative use of technology. He is a sought-after thought leader and has been quoted in national outlets including the Harvard Business Review, MIT Sloan Review and The Wall Street Journal. Mr. Mohammad received his MBA from the Kellogg School of Management at Northwestern University and Bachelor of Science in computer science from Angelo State University.

UNFI’s Board continuously evaluates the appropriate skills, experience and perspective necessary to meet the Company’s strategic needs and has appointed three new directors in the last year. With the addition of Mr. Mohammad, UNFI’s Board consists of 11 directors, nine of whom are independent. The composition of the UNFI Board also reflects UNFI’s commitment to diversity and inclusion. With the addition of Mr. Mohammad, the Board includes four female directors and three people of color. UNFI directors serve one-year terms.

About United Natural Foods

UNFI is North America's premier food wholesaler delivering the widest variety of products to customer locations throughout North America including natural product superstores, independent retailers, conventional supermarket chains, ecommerce retailers, and food service customers. By providing this deeper 'full-store' selection and compelling brands for every aisle, UNFI is uniquely positioned to deliver great food, more choices, and fresh thinking to customers everywhere. Today, UNFI is the largest publicly traded grocery distributor in America. To learn more about how UNFI is Fueling the Future of Food, visit www.unfi.com.

INVESTOR CONTACT
Steve Bloomquist
Vice President - Investor Relations
Steve.J.Bloomquist@unfi.com
952-828-4144

MEDIA CONTACT
Jeff Swanson
Vice President- Corporate Communications and Media Relations
Jeffrey.S.Swanson@unfi.com
952-903-1645